EXHIBIT 10.1

Separation and Release Agreement

This Separation and Release Agreement (“Agreement”) is entered into by and between emerald bioscience, Inc. (the “Company”) and Dr. Brian Murphy (“Employee”), on August 7, 2020, with respect to the following facts:

RECITALS

A.	On October 2, 2014, Employee entered into an offer letter with the Company.

B.	Employee holds multiple positions in his employement with the Company, including Chief Executive Officer and previously acted as the Chief Medical Officer.

C.	Employee is a member of the Company’s Board of Directors (the “Board”).

In consideration of the aforementioned recitals and the mutual covenants and conditions set forth below and in full settlement of any and all claims arising out of the Employee’s employment or the termination of that employment, the Employee and Company hereby agree as follows:

AGREEMENT

1.

Resignation. Employee hereby resigns as Chief Executive Officer and member of the Board and any other positions he holds with the Company as of August 7, 2020 (the “Termination Date”). According to the terms and conditions of that certain Officer Change of Control Severance Plan (the”Plan”) dated February 2015, Employee is entitled to certain severance payments so long as Employee executes this Agreement. By execution hereof, Employee understands and agrees that this Agreement is a compromise of doubtful and disputed claims, if any, which remain untested; that there has not been a trial or adjudication of any issue of law or fact herein; that the terms and conditions of this Agreement are in no way to be construed as an admission of liability on the part of Releasees (as defined below) and that Releasees deny liability and intend merely to avoid future litigation.

2.

Separation Pay and Equity Acceleration. In consideration of Employee signing this Agreement, and the covenants and releases given herein, the Company agrees to, upon the Termination Date becoming effective, (a) pay Employee the aggregate gross sum of $195,000.00, less federal and state withholdings, as salary continuation over six months in accordance with the Company’s standard biweekly payroll practice, and (b) continue the Company’s healthcare benefits (for similarly situated executives as amended from time to time), for a period of six months from the Termination Date (collectively, “Separation Pay”). Employee acknowledges that Employee would not be entitled to receive the Separation Pay absent this Agreement and the Plan. Each then-unvested Company stock option and restricted stock award held by the Employee shall vest in full and, as applicable, become exercisable on the Termination Date.

3.

General Release. Employee, individually and on behalf of Employee’s heirs, assigns, executors, successors and each of them, hereby unconditionally, irrevocably and absolutely releases and discharges the Company, each of its subsidiaries and affiliates and each of their respective directors, officers, employees, agents, successors and assigns, and any related corporations and/or entities (“Releasees”) from any and all losses, liabilities, claims, demands, causes of action or suits of any type, known or unknown, including but not limited to claims related directly or indirectly to Employee's employment with Releasees, and the termination of Employee's employment with Releasees, including claims for age discrimination in violation of the Age Discrimination and Employment Act and/or California Fair Employment and Housing Act, as well as all claims for wrongful termination, constructive wrongful termination, employment discrimination, harassment, retaliation, defamation, fraud, misrepresentation, infliction of emotional distress, violation of privacy rights, and any other claims under any state or federal law. This release also includes any claim for any and all other contractual severance, bonus, commission, other compensation or any other benefits pursuant to any other agreement, policy, and/or procedure of the Company. Employee further represents that Employee has not and will not institute, prosecute or maintain on Employee’s own behalf, before any administrative agency, court or tribunal, any demand or claim of any type related to the matters released herein.

Employee expressly waives all of the benefits and rights granted to Employee pursuant to California Civil Code section 1542, and any other applicable state or federal law. Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee certifies that Employee has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and that Employee fully understands all of the same.

4.

Confidentiality. Employee hereby agrees that, except as required by law or court order, Employee will not describe or discuss the Company’s or any of its subsidiaries’ business dealings and/or confidential information with any third party, and will not describe or discuss this Agreement with any third party other than Employee’s tax or legal advisors. Employee further agrees Employee will comply with any continuing obligations under any employment agreement and/or proprietary information agreement, including but not limited to protection of the Company’s or its subsidiaries’ trade secrets and nonsolicitation obligations.

5.

Non-disparagement.The Company and the Employee each agree that they will not disparage or encourage others to disparage teach other. For purposes of this agreement, the term disparage includes, without limitation, comments or statements made in any matter or medium about the other Party which could adversely affect the prospects or business reputation of the other Party, other than such statements are required to be made by a regulatory body or court.

6.

Review.The Employee will have the opportunity to review and comment on the Company’s News Release and the initial 10-K and 8-K disclosing the resignations referred to herein and the Company will take his comments into consideration in finalizing such disclosures.

7.

ADEA and OWBPA Waiver. Employee agrees that he is releasing any and all claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), and any federal, state or local fair employment acts arising up to and through the date of his execution of this Agreement. Employee further agrees that, (i) Employee is receiving consideration beyond that which he otherwise would have been entitled to before signing this Agreement; (ii) Employee is hereby advised to consult with an attorney of his choice prior to the execution of this Agreement; (iii) Employee has been given twenty-one (21) days from the date of receipt of this Agreement to decide whether or not to execute it; and (iv) Employee has seven (7) days from the execution of this Agreement to revoke its execution as to claims under the ADEA, in which case this Agreement becomes null and void as to ADEA claims if he elects revocation in that time. This Agreement is not effective until the eighth day after Employee executes the Agreement, assuming he does not give notice of revocation of this Agreement pursuant to the notice provisions herein during the seven (7) day period that follows that execution. Employee understands that the release in this Section 5 does not apply to rights and claims that may arise after the date on which Employee signs this Agreement.

In the event that Employee chooses not to sign this Agreement, or chooses to revoke this Agreement once signed, Employee will not receive the Separation Pay or any other consideration Employee would be entitled to under this Agreement.

8.

Cooperation. In the event that the Company requires any information or testimony from Employee in connection with the matter entitled, Emerald Bioscience, Inc./Wendy Cunning, Case No. 9-3290-20-161 currently pending before OSHA, or any other claim that might be brought by Ms. Cunning, or any other claim made against the Company, or any claims made by the Company against persons or entities not party to this Agreement, Employee agrees to cooperate fully with and without cost to the Company, including: (a) appearing at any deposition, trial, hearing or arbitration; (b) meeting telephonically or in person with attorneys or agents designated by the Company, at a reasonable time and place designated by the Company and prior to the giving of testimony, for the purpose of discussing such testimony; and (c) providing the Company with any relevant documentation in Employee’s custody, control or possession.

9.	General Provisions.

a.

Employee acknowledges that Employee has been given the opportunity to consult with Employee’s own legal counsel with respect to the matters referenced in this Agreement, and that Employee has obtained and considered the advice of such legal counsel as they deem necessary or appropriate, such that they have voluntarily and freely entered into this Agreement.

b.	This Agreement contains the entire agreement between Employee and the Company and there have been no promises, inducements or agreements not expressed in this Agreement.

c.

The provisions of this Agreement are contractual, not merely recitals, and shall be considered severable, such that if any provision or part thereof shall at any time be held invalid under any law or ruling, any and all such other provision(s) or part(s) thereof shall remain in full force and effect and continue to be enforceable.

d.

This Agreement may be pled as a full and complete defense and may be used as the basis for an injunction against any action, suit, or proceeding that may be prosecuted, instituted, or attempted by Employee in breach thereof.

e.	This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.

f.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

g.	In any action to enforce this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys’ fees and costs it expended in the action.

h.	Nothing in this Agreement shall be construed as an admission or any liability or any wrongdoing by any party to this Agreement.

i.	This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement.

j.	Each of the Company’s subsidiaries and affiliates shall be deemed to be a third-party beneficiary of this Agreement.

k.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A

EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE COMPANY FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of August 7, 2020.

EMERALD BIOSCIENCE, INC.	DR. BRIAN MURPHY

/s/ Punit Dhillon	/s/ Brian Murphy
Signature	Signature

Punit Dhillon
Name

Chairman
Title